Exhibit 23.2


                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) dated October 29, 1999 and the related Prospectus pertaining to the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan of our reports (a) dated February 23, 1999, with respect to the consolidated financial statements and schedules of LandAmerica Financial Group, Inc. included in its Annual Report (Form 10-K) and (b) dated June 11, 1999, with respect to the financial statements and schedules of the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                                /s/ ERNST & YOUNG LLP




Richmond, Virginia
October 29, 1999